PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 12 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                    Dated March 6, 1997; Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Senior Euro Fixed Rate Bearer Notes Due March 18, 2002


               The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due March 18, 2002) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable, in whole, but not in part, at the option of Morgan Stanley Group Inc. (the "Company") upon 30 to 35 calendar days notice on December 18, 1997 and on each March 18 thereafter and also under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT: YEN 1,000,000,000

MATURITY DATE: March 18, 2002

DATE OF ISSUANCE AND SETTLEMENT DATE: March 18, 1997

INTEREST ACCRUAL DATE:   March 18, 1997

ISSUE PRICE: 100%

SPECIFIED CURRENCY:  Japanese Yen

REDEMPTION PRICE:  100%

REDEMPTION DATES: Redeemable in whole, but not in part, at the option of
                  Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on December 18, 1997 and on each March 18 thereafter

INITIAL REDEMPTION DATE: December 18, 1997

INITIAL REDEMPTION PERCENTAGE:  100%

ANNUAL REDEMPTION  PERCENTAGE REDUCTION:  N/A

INTEREST RATE: as set forth beside the applicable interest payment periods below:

               Interest                     Interest Rate
               Payment Period               (per annum)
               --------------               -------------

               From and including           1.40%
               March 18, 1997 to
               and excluding
               December 18, 1997

               From and including           1.50%
               December 18, 1997 to
               and excluding
               March 18, 1998

               From and including           1.75%
               March 18, 1998 to
               and excluding
               March 18, 1999


               From and including           2.00%
               March 18, 1999 to
                and excluding
               March 18, 2000


               From and including           2.25%
               March 18, 2000 to
               and excluding
               March 18, 2001

               From and including           2.50%
               March 18, 2001 to
               and excluding
               March 18, 2002

INTEREST PAYMENT DATES: December 18, 1997 and each March 18 thereafter

OPTIONAL REPAYMENT DATE(S):   N/A

TOTAL AMOUNT OF OID:  N/A

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:    N/A

IF YES, STATE ISSUE PRICE:  N/A

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

DENOMINATIONS:  YEN 100,000,000

CALCULATION AGENT:  N/A

BUSINESS DAYS:  Tokyo, New York, London

ISIN: XS0074669275

COMMON CODE: 7466927

      Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                  International